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           [Form of Amended and Restated
       Practice Management Services Agreement]

                                                            AMENDED AND RESTATED
                                                    PRACTICE MANAGEMENT SERVICES
                                                   AGREEMENT dated as of October
                                                   6, 1997, among

                                                   ____________________________
                                                     ("Physician"), ORTHOPAEDIC
                                                   MANAGEMENT NETWORK, INC., an
                                                   Arizona corporation ("OMNI")
                                                    and BMJ MEDICAL MANAGEMENT,
                                                   INC., a Delaware corporation
                                                   ("Parent").

RECITALS:

     A. Pursuant to an Agreement and Plan of Reorganization (the "Merger Agreement") dated as of October 6, 1997, among OMNI, Parent and OMNI Acquisition Corporation, a wholly owned subsidiary of Parent ("Acquisition Sub"), Acquisition Sub will merge with and into OMNI (the "Merger"). As a result thereof, OMNI will be a wholly owned subsidiary of Parent. In connection with the Merger, the shareholders of OMNI, including the Physician, will be entitled to receive, in exchange for their respective shares of capital stock of OMNI, an amount in cash and shares of Parent's capital stock. The execution and delivery of this Amended and Restated Practice Management Services Agreement is a condition to the closing under the Merger Agreement.

     B. OMNI is a health care management services organization engaged in the business of (i) arranging for the delivery of health care services by, and (ii) providing certain management services to, a network (the "Network") of health care providers ("Participating Providers"). These services include arranging for providers to participate in group purchasing programs, group health insurance plans and group malpractice insurance plans.

     C. OMNI also enters into, or arranges for health care providers to enter into, written agreements with licensed health care services organizations (also known as health maintenance organizations), insurance companies, union trust funds, employers and other third-party payors ("Payors") which would obligate Participating Providers to provide, or obligate OMNI to arrange for the provision of, certain health care services to a specified patient population.





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     D. Parent is a physician practice management company that provides an extensive range of non-medical administrative and managerial services to medical groups across the United States that specialize in musculoskeletal care.

     E. Physician has determined that the combined resources of OMNI and Parent will enhance the ability of the Physician to serve the needs of his patients and, accordingly, improve the quality of health care services rendered in the Physician's medical practice.

     F. In light of the foregoing, the Physician, OMNI and Parent desire to enter into this Amended and Restated Practice Management Services Agreement in order to obtain the mutual benefits available from this relationship.

AGREEMENT:

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Managed Care Services. OMNI shall use its best efforts to provide the following services to the Physician:

          a. Contracting Services. OMNI shall identify, solicit and negotiate capitated, case rate and other contracts with Payors on behalf of the Network which would obligate Participating Providers to provide, or obligate OMNI to arrange for the provision of, certain health care services to, specified patient populations ("Managed Care Contracts"). OMNI may arrange for the Physician to directly enter into the Managed Care Contracts, or OMNI may itself directly enter into the Managed Care Contracts, in either case the Physician shall provide health care services to specified patient populations in accordance with the Managed Care Contracts. For any contract offers from any payors that do not involve the sufficient sharing of risk or the economic integration by the Physicians who are members of the OMNI network so as to avoid antitrust liability, OMNI shall serve as a messenger between the Physician and the potential Payor in accordance with the following: (i) OMNI shall obtain from each Physician a fee schedule or conversion factor that represents the minimum payment that such Physician will accept from a Payor; (ii) OMNI shall be authorized to enter into contracts on each Physician's behalf with Payors offering prices at or above the minimum level; (iii) OMNI shall aggregate such information into a schedule to be presented to a Payor showing the percentages of all of the participating physicians who have authorized entry into a contract with the Payor at different price levels; and (iv) OMNI is not authorized to, and shall not, negotiate the price level with any Payor. The foregoing procedure shall be identified as the "Messenger Procedure." At such time as all of the physicians in the OMNI network have achieved sufficient

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     clinical or financial integration so as to avoid any substantial likelihood of liability under state or federal antitrust laws, OMNI shall cease to utilize the Messenger Model Procedure, unless otherwise required by law.

          b. Administrative Services. OMNI shall provide the Physician with those administrative services made available by OMNI for which the Physician subscribes.

     2. Service Fees. As compensation for OMNI's managed care contracting services hereunder, the Physician shall pay OMNI the amounts set forth on Exhibit A attached hereto and incorporated herein by reference as and when due. Any compensation payable to OMNI for administrative services shall be mutually agreed upon by the parties at such time as the Physician subscribes for such services.

     3. Billing and Payment. Fees for Managed Care Contracting Services shall be paid as provided in Exhibit A hereto. Any fees for administrative services shall be paid as provided in the agreement between the parties therefor.

     4. Term. The initial term of this Agreement (the "Initial Term") shall be for a period of two years commencing on the date hereof, unless sooner terminated in accordance with the provisions of Section 12 hereof. Upon the expiration of the Initial Term, this Agreement shall automatically extend for successive one-year periods unless sooner terminated in accordance with the provisions of Section 12 hereof (the Initial Term as so extended is referred to herein as the "Term").

     5. Compliance With Managed Care Contract Requirements. The Physician shall comply with and be bound by, and shall ensure that his/her employed health care professionals comply with and are bound by, the requirements imposed by Payors in the Managed Care Contracts, including requirements for adequate credentialing, quality and professional liability insurance. The Physician shall also comply with the provisions of Exhibit B attached hereto and incorporated herein by reference. The Physician hereby grants OMNI or its duly authorized agent the authority to act on behalf of the Physician as his/her attorney-in-fact for the purpose of entering into binding Managed Care Contracts.

     6. Practice and Personnel. The Physician shall operate his/her Medical Practice in the ordinary course of business and OMNI shall not control, direct, or supervise the Physician or his/her assistants or employees in the performance of medical services. The Physician agrees to defend at his/her own cost and indemnify and hold harmless OMNI, and its officers, directors, stockholders, employees and agents, from and against any and all lawsuits, claims, costs, expenses (including attorneys' fees and disbursements), damages, losses and

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liabilities, however caused, resulting directly or indirectly from the act or omission of any employee or agent of the Physician. OMNI agrees to defend at its own cost and indemnify and hold harmless Physician, his employees and agents, from and against any and all lawsuits, claims, costs, expenses (including attorney's fees and disbursements), damages, losses and liabilities, however caused, resulting directly or indirectly from the act or omission of any employee or agent of OMNI, provided such employee or agent of OMNI is not the Physician, his employee or agent. The Physician and OMNI agree that notwithstanding the termination of this Agreement pursuant to Section 4 hereof, this Section shall survive any such termination and remain in full force and effect.

     7. Non-Exclusivity. Nothing in this Agreement shall be construed to restrict the Physician from providing, or entering into other contracts or agreements to provide health care services to persons who are not members of health care plans offered by Payors with whom OMNI has arranged Managed Care Contracts. In rendering such services, the Physician shall neither represent nor imply in any way to the recipient that such services are being rendered by or on behalf of OMNI or such Payors. Any professional services rendered by the Physician outside the scope of this Agreement shall not be billed by, to or through OMNI or any such Payor. Notwithstanding anything to the contrary contained in this Section 7, the Physician is not prohibited from carrying on the activities set forth on Exhibit C attached hereto.

     8. Professional Information. All Participating Providers shall maintain an unrestricted current license or certification or other acceptable accreditation to practice his/her specialty in the State of Arizona, unless otherwise approved by the board of directors of OMNI in its sole discretion. Each Participating Provider shall complete and submit a credentialing questionnaire to OMNI, and the Physician hereby warrants and represents that such information is correct and that the Physician shall promptly notify OMNI of any change. To facilitate access by OMNI to information regarding the Physician, the Physician agrees to execute such information authorizations or releases as OMNI may request. The Physician shall notify OMNI promptly concerning any denial, modification, reduction, restriction, suspension, or termination (either voluntary or involuntary) of his/her privileges by any hospital or professional organization. The Physician hereby authorizes any hospital or professional organization to notify OMNI promptly if any disciplinary or other action of any kind is initiated against the Physician which could result in any denial, modification, reduction, restriction, suspension, or termination (either voluntary or involuntary) of the Physician's privileges, except temporary disciplinary action of a few days duration taken or threatened to be taken due to the Physician's failure to complete medical records on a timely basis. The Physician shall

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notify OMNI promptly of (i) any modification, restriction, suspension or revocation of the license, certification or accreditation of the Physician or any of its physicians or surgeons; (ii) any modification, restriction, suspension, or revocation of the authorization of the Participating Providers to prescribe or to administer controlled substances; (iii) the imposition of any sanctions against the Participating Providers under the AHCCCS or Medicare programs or any other governmental program; or (iv) any other professional disciplinary action or criminal action of any kind against the Participating Providers which is either initiated, in progress, or completed as of the date of this Agreement and at all times during the Term.

     9. Confidentiality, Non-Solicitation and Noncompete.

          a. Confidential Information. The Physician acknowledges that in the course of receiving services under this Agreement he/she will become acquainted with confidential information concerning the respective businesses of OMNI and Parent, including, without limitation, their respective existing or potential markets, health care knowledge, data, and procedures, supplier and vendor data, processes, prices, procedures, financial information and marketing strategies (collectively, the "Confidential Information") which belong to and are the proprietary trade secrets and property of OMNI and Parent, respectively. The Physician covenants and agrees that he/she will not, at any time during the Term or thereafter, without in each instance obtaining the prior written consent of OMNI and Parent (which consent may be granted or withheld in their sole and absolute discretion), disclose or make use of any Confidential Information except as may be required in the course of the performance of the Physician's duties hereunder. All notes, data, tapes, reference items, memoranda, records and other materials in any way relating to any Confidential Information or to the respective businesses of OMNI or Parent shall belong exclusively to OMNI and Parent, respectively, and, upon the expiration or termination of this Agreement, the Physician shall immediately deliver the original and all copies of such items in the Physician's possession or control to the appropriate party. The Physician agrees to execute any instruments and to do all other things reasonably requested by OMNI or Parent (during and after the Term) in order to vest more fully in OMNI or Parent all ownership and rights in those items hereby transferred by the Physician to OMNI and Parent.

          b. Soliciting Employees. The Physician covenants and agrees that during the Term and for a period of two years thereafter ("Non-Compete Period"), he/she will not, directly or indirectly, hire or engage, attempt to hire or engage, or solicit or aid in the solicitation of the employment of, any of OMNI's or Parent's employees, whether for or on behalf of himself/herself or for any entity in which the Physician acts as an agent or may have a direct or indirect interest.

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          c. Noncompete. The Physician further covenants and agrees that during the Non-Compete Period he/she will not, directly or indirectly, engage in the provision of managed care contracting services of the type then being provided by OMNI pursuant to Section 1 of this Agreement to health care providers located in any metropolitan area in which clients of OMNI are located; provided, however, that Physician may provide such services to participating providers on behalf of OMNI and, further provided, that Physician may seek an exemption from this provision by obtaining written approval from OMNI. Notwithstanding anything to the contrary contained in this Section 9, the Physician is not prohibited from carrying on the activities set forth on Exhibit C attached hereto.

          d. Miscellaneous. The Physician acknowledges the right and ability of OMNI to assign his/her rights under this Section to third parties, whether in connection with a merger, reorganization, liquidation or otherwise. The Physician covenants and agrees that the duration of the Non-Compete Period is reasonable, necessary and appropriate to protect OMNI's legitimate business interests. The Physician represents and warrants that each of the terms and provisions contained in this Section have been carefully reviewed on his/her behalf, and he/she unconditionally and irrevocably agrees to be bound by same.

          e. Reformation. In the event that any of the provisions of this Section should ever be deemed to exceed the time or geographic limitations permitted by the applicable laws, then the Physician and OMNI covenant and agree that such provisions shall be reformed to the maximum time or geographic limitations permitted by applicable law.

          f. Remedies. If the Physician violates any of the provisions of this Section, then each of OMNI and Parent shall, notwithstanding any other term or provision of this Agreement (including Section 25 hereof), have the unconditional right to: (1) Withhold any payments, compensation, distributions or consideration otherwise owed or to be paid to the Physician under this Agreement or any other agreement between the parties;
     (2) Seek, apply for and receive a temporary restraining order without notice to the Physician enjoining the Physician from continued violation of such provision(s) (for such purpose only, the Physician hereby waives notice of any petition or application for a temporary restraining order);
     (3) Avail itself of each of the foregoing remedies and all other available legal and equitable remedies, which remedies shall be cumulative and not mutually exclusive; and/or (4) Seek and recover monetary damages for the Physician's violation of the provisions of this Section 9. In addition, the Physician covenants and agrees that, if he/she shall violate any of the covenants or agreements under this Section, each of Parent and OMNI shall be entitled to an accounting and repayment of all profits, compensation, royalties,

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     commissions, remuneration or benefits which the Physician directly or indirectly shall have realized or may realize relating to, arising out of or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which OMNI or Parent is or may be entitled at law, in equity or otherwise under this Agreement. The Physician and OMNI hereby agree to defend, indemnify and hold harmless the other party to this Agreement against and in respect of: (i) any and all losses and damages resulting from, relating or incident to, or arising out of any misrepresentation or breach by the other party to this Agreement of any warranty, covenant or agreement made or contained in this Agreement; and (ii) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable attorneys' fees) incident to the foregoing.

     10. Group Purchasing Contracts. Parent agrees to permit the Physician to participate in any group purchasing contracts or programs established by Parent, subject to the delivery to Parent of Physician's written election to so participate. For so long as the Physician participates in any such programs or contracts, Parent will share with the Physician any savings derived from any such program or contract by calculating 35% of the savings directly attributable to the purchases made by or on behalf of the Physician during each fiscal year of Parent, as determined by Parent, and delivering to Physician, within 60 days after the end of such fiscal year, a check payable for such aggregate amount.

     11. Right of First Refusal. In the event that, at any time during the period beginning on the date hereof and ending on the first anniversary of the expiration or termination of the Term, the Physician (a) decides to affiliate with a practice management organization, including, without limitation, a physician practice management company, hospital or healthcare organization, and
(b) receives a written bona fide offer (the "Offer") to join such an entity (the "Offering Entity"), the Physician will notify Parent in writing of the terms and provisions of such Offer, including the name of the Offering Entity, the consideration proposed to be exchanged between the parties and all other relevant terms of the proposed affiliation. Parent shall have 30 days from receipt of such notice to present to the Physician a substantially identical offer for a physician practice management arrangement between Parent and Physician. In the event Parent delivers such an offer, Parent and the Physician shall execute and deliver definitive agreements setting forth the terms for such physician practice management arrangement.

     12. Termination.

          a. Events of Termination. This Agreement may be terminated as follows:


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               i. The Physician may terminate this Agreement, with or without cause, upon at least ninety (90) days prior written notice to OMNI.

               ii. OMNI may terminate this Agreement, with or without cause, upon at least ninety (90) days prior written notice to the Physician.

               iii. In the event of a material breach of this Agreement by either OMNI or the Physician or a material breach by the Physician of any OMNI policy or protocol (including, without limitation, utilization review guidelines), the other party shall have the right to cancel this Agreement by giving written notice of cancellation to the breaching party. In the event such breach is not cured to the reasonable satisfaction of the non-breaching party within ten (10) days after the giving of the notice, this Agreement shall automatically terminate at the election of the non-breaching party upon the giving of a second written notice of termination to the breaching party, provided that such second notice shall be given by the non-breaching party to the breaching party no later than ninety
          (90) days after the giving of the first notice; otherwise, the non-breaching party may pursue such termination for breach only by giving the breaching party another first notice pursuant to this paragraph or by pursuing other available remedies under this Section or at law.

               iv. OMNI shall have the right to terminate this Agreement immediately upon written notice to the Physician upon the occurrence of any of the following events:

                    (A) The Physician's license or certification to practice in the State of Arizona, or accreditation or authorization to administer controlled substances, if applicable, is denied, modified, reduced, restricted, suspended, or terminated (either voluntarily or involuntarily).

                    (B) The Physician's medical staff privileges, if applicable, at any licensed general acute care hospital are denied, modified, reduced, restricted, suspended, or terminated (either voluntarily or involuntarily) other than temporary suspensions of a few days duration due solely to the Physician's failure to complete medical records on a timely basis.

                    (C) The Physician's professional liability or comprehensive general liability coverage as required under this Agreement is reduced or is no longer in effect.

                    (D) The death or incapacity of the Physician. The board of directors of OMNI, in its sole


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               discretion, shall determine whether the Physician is
               incapacitated for the purposes of this clause.

                    (E) The Physician fails to provide OMNI any notice required to be provided of the Physician hereunder.

                    (F) OMNI makes a reasonable and good faith determination
               that such termination is necessary in order to protect the health and welfare of members of health care programs sponsored by Payors with whom OMNI has arranged Managed Care Contracts.

                    (G) The Physician or any physician or surgeon in the
               Physician designated on Exhibit B hereto is convicted of a felony, whether or not involving moral turpitude, or a misdemeanor involving moral turpitude.

                    (H) Insolvency or bankruptcy of the Physician.

               b. Effect of Termination. Upon termination, all rights and obligations of the parties under this Agreement and all Managed Care Contracts entered into by OMNI on behalf of the Physician shall immediately cease with respect to the Physician, except as provided elsewhere in this Agreement. Termination of this Agreement shall not relieve any party of any obligation to any other party with respect to services furnished prior to such termination. The Physician shall have no hearing or other appeal rights with respect to any termination of this Agreement except to the extent that such rights may be expressly required by law.

     13. Records and Accounts. Each party hereto shall maintain a record of all charges, billings and collections relating to the provision of services by OMNI and Parent during the Term. Each party shall have complete access to such records during all normal business hours.

     14. Insurance. The Physician shall secure and maintain, at his/her expense, throughout the Term, professional and comprehensive general liability insurance in a minimum amount of $1,000,000 per occurrence and $3,000,000 aggregate, unless otherwise approved by the board of directors of OMNI. Any deductible or coinsurance is also subject to approval by the board of directors of OMNI. On or before the date hereof, the Physician shall provide OMNI with copies of the policies or other evidence of compliance with the foregoing insurance requirements acceptable to OMNI. The Physician further agrees that the Physician shall use his/her best efforts to obligate the insurance carrier to provide at least thirty (30) days prior written notice to OMNI of cancellation or amendment and to include OMNI as an additional named insured on such policy if the additional cost therefor is no more than nominal. If any policy or professional liability insurance of the Physician is

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terminated, restricted, reduced or otherwise modified, the Physician shall immediately notify OMNI and, if such insurance provided "claims made" coverage, shall immediately purchase "tail" coverage necessary to continue coverage which meets all of the requirements of this Section covering any services rendered during the Term. The obligations of this Section shall survive the termination of this Agreement.

     15. Notices. Any notice, payment, report or other communication required or permitted to be given hereunder shall be duly given if in writing, signed by or on behalf of the person giving the notice, and shall be deemed to have been given on the date of actual delivery and receipt thereof by the addressee or, if mailed, on the third business day after being deposited in an official depository of the United States Post Office, postage prepaid, addressed to the person or persons to whom such notice is to be given as follows:

          a. If to the Physician, to the address indicated below the signature block of the Physician on the signature page hereof.

          b. If to OMNI, to 706 E. Bell Boulevard, Suite 200, Phoenix, Arizona 85022, Facsimile: (602) 788-1973.

          c. If to Parent, to 4800 N. Federal Highway, Suite 104-D, Boca Raton, Florida 33431, Facsimile: (561) 391- 1389.

Any party hereto may specify a different address by sending to the other parties a notice, in accordance with this Section 15, of such different address.

     16. Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and assigns.

     17. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

     18. Counterparts. This Agreement may be executed in several counterparts, all of which so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

     19. Severability. In the event that any portion of this Agreement is declared by a court of competent jurisdiction to be void, such portion shall be deemed severed from the remainder of this Agreement and the balance of this

Agreement shall remain in effect.

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     20. Headings. Titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference. Such titles and captions shall not be construed to define, limit, extend or describe the scope of this Agreement nor the intent of any provision thereof.

     21. Gender and Number. Whenever required by the context hereof, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

     22. Further Instruments. Each party hereby agrees to, from time to time and at such time as may be required, take such further actions and execute such further documents as may be reasonably required and necessary to effectuate the provisions hereof.

     23. Attorneys' Fees. Subject to Section 31 hereof, in case of any action or proceeding to compel compliance with, or for a breach of, any of the terms and conditions of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all costs of such action or proceeding, including, without limitation, reasonable attorneys' fees, costs and disbursements.

     24. Computation of Time. In computing any period of time pursuant to this Agreement, the day or date of the act, notice, event, or default from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or a legal holiday in the State, in which event the period runs until the end of the next day which is not a Saturday, Sunday or such legal holiday.

     25. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any prior agreement or understanding among the parties and may not be modified or amended in any manner other than as set forth herein.

     26. Survival. It is the express intention and agreement of the parties that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement and that all indemnities contained herein shall survive the termination hereof for a period of one year after such termination.

     27. Waivers. Neither the waiver by a party of a breach of or a default under any of the provisions of this Agreement, nor the failure of a party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder shall thereafter be


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construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies or privileges hereunder.

     28. Exercise of Rights. No failure or delay on the part of a party in exercising any right, power or privilege hereunder and no course of dealing between the parties shall operate as a waiver or abandonment thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a party would otherwise have at law or in equity or otherwise.

     29. Limitation on Benefits on this Agreement. It is the explicit intention of the parties that (a) no person or entity other than the parties is or shall be entitled to bring any action or enforce any provision of this Agreement against any party, and (b) the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties (or their respective successors and assigns as permitted hereunder).

     30. Independent Contractors. The parties hereto are independent contractors and shall in no event be deemed to be principal and agent, employer or employee, partners or joint venturers. The Physician shall be solely responsible for all local, state and federal withholding and employment taxes and similar obligations with respect to the Physician and his/her employees.

     31. Amendments. This Agreement may not be modified or amended in any manner other than by an instrument or instruments in writing signed by the parties.

     32. Mediation/Arbitration. Any dispute, controversy or claim (including, without limitation, tort claims, requests for provisional remedies or other interim relief, and issues as to arbitrability of any matter) arising out of or relating to this Agreement, or the breach thereof, that cannot be settled through negotiation shall be settled (a) first, by the parties trying in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association ("AAA") (such mediation session to be held in Phoenix, Arizona and to commence within 15 days of the appointment of the mediator by the AAA), and (b) if the dispute, controversy or claim cannot be settled by mediation, then by arbitration administered by the AAA under its Commercial Arbitration Rules (such arbitration to be held in Phoenix, Arizona before a single arbitrator and to commence within 15 days

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of the appointment of the arbitrator by the AAA), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                        *           *           *           *





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     IN WITNESS WHEREOF, the parties hereto have executed this Amended and
Restated Practice Management Services Agreement as of the day and year first above provided.

                                ORTHOPAEDIC MANAGEMENT NETWORK, INC.



                                By:________________________________
                                   Name:
                                   Title:

                                BMJ MEDICAL MANAGEMENT, INC.



                                By:________________________________
                                   Name:
                                   Title:

                                PHYSICIAN:


                                ___________________________________
                                Name:


                                Address:

                                ___________________________________

                                ___________________________________

                                ___________________________________


                                Facsimile:

                                ___________________________________




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                                    EXHIBIT A
                                       to
                     PRACTICE MANAGEMENT SERVICES AGREEMENT

                      Managed Care Contracting: Service Fee


     To defray expenses incurred by Orthopaedic Management Network, Inc. ("OMNI") in connection with rendering services as to Managed Care Contracts, OMNI shall be paid by the Physician a fee (the "Managed Care Contracting Fee") in an amount equal to the sum of (i) the costs incurred by OMNI in connection with such Managed Care Contracts and (ii) five percent (5%) of the Payor's or OMNI's payments to the Physician for Covered Services furnished to Plan Members under each such Managed Care Contract; provided, however, that such sum shall not exceed thirteen percent (13%) of the Payor's or OMNI's payments to the Physician for Covered Services furnished to Plan Members under each such Managed Care Contract, unless OMNI shall obtain the prior written consent of its Operations Committee (as described in Article III, Section 8 of OMNI's Bylaws) to such excess amount. If a Payor, inadvertently or otherwise, pays the Physician under a Managed Care Contract directly or otherwise in a manner other than through OMNI, the Physician agrees to remit the Managed Care Contracting Fee to OMNI within 30 days of the Physician's receipt of payment from the Payor; otherwise, OMNI shall be entitled to deduct for its own account the Managed Care Contracting Fee from payments that OMNI receives from the Payor on behalf of the Physician prior to remitting to the Physician the net amount due the Physician.

     The undersigned hereby acknowledge that this Exhibit A constitutes part of the Amended and Restated Practice Management Services Agreement among the Physician, Parent and OMNI.

                                     ORTHOPAEDIC MANAGEMENT NETWORK,
                                       INC.


                                     By:________________________________
                                        Name:
                                        Title:

                                     PHYSICIAN


                                     ___________________________________
                                     Name:

                                     Address:
                                     ___________________________________

                                     ___________________________________

                                     ___________________________________



                                     Facsimile:_________________________

                                    EXHIBIT B
                                       to
                     PRACTICE MANAGEMENT SERVICES AGREEMENT

            Supplemental Provisions Regarding Managed Care Contracts



     Pursuant to the Practice Management Services Agreement between the Physician and Orthopaedic Management Network, Inc. ("OMNI"), the Physician is hereby designated as the person who will provide healthcare services under the Managed Care Contracts.

     Pursuant to Section 5 of the Practice Management Services Agreement between the Physician and OMNI, the parties hereby agree as follows:

     1. Definitions. When used in this Agreement, the following words and terms shall mean:

          a. "Covered Services" means healthcare services that are authorized for payment under the Plan Member's Plan healthcare program when rendered by a provider who is under contract with a Payor.

          b. "Plan Member" means an individual eligible to receive Covered Services under a Payor healthcare program to whom the Physician is required to provide Covered Services hereunder.

     2. Healthcare by the Physician. The Physician shall provide Covered Services on an as needed basis, within the scope of the Physician's licensing, training, experience and qualifications and consistent with accepted standards of healthcare practice and the applicable Managed Care Contract. The Physician shall accept all new Plan Members assigned to the Physician by OMNI or the Payor; provided, however, that the Physician may refuse to accept new Plan Members upon giving at least ninety (90) days prior written notice to OMNI. The Physician's refusal to accept new Plan Members will apply to Plan Members of all Managed Care contracts, whether reimbursement is on a capitated or fee-for-service basis. The Physician may begin to accept new Plan Members upon written notice to OMNI of Physician's interest to accept new Plan Members. The Physician shall be paid pursuant to a fee schedule or on a capitated basis as designated in this Agreement. If the Physician is paid on a capitated basis, the Physician shall provide Plan Members with those services which are within the scope of the Physician's licensure or certification, are customarily provided by a Practice of such licensure, or certification and are Covered Services and shall accept the capitation payments as payments in full for Covered Services, except for any applicable copayments, coinsurance or deductibles (collectively referred to herein as "Copayments,") for providing such services; provided, however, that the Physician may restrict the scope of the services which are customarily provided by a Practice of such licensure or certification by setting forth the restrictions on the services to be provided in the Physician's application to participate and such restrictions are approved and accepted by OMNI. If the Physician is paid pursuant to a fee schedule, the Physician shall accept the payments under the fee schedule as payment in full, less any applicable Copayments, for providing Covered Services. The Physician shall devote this time, attention and energy necessary for the competent and effective performance of his or her duties hereunder to Plan Members assigned or designated by OMNI and the Payor.

     3. Payment to the Physician. The Physician shall be compensated for Covered Services provided by the Physician to Plan Members as described in the fee schedule established by OMNI as in effect from time to time. OMNI shall promptly notify the Physician of each Managed Care Agreement to which the Physician is bound and the compensation to be paid to the Physician under such Managed Care Agreement. Payments to the Physician for Covered Services rendered shall be made as follows:

          a. Fee-for-Service Contracts. For any Covered Services for which the Physician is to be paid on a fee-for-service basis, the Physician shall, within thirty (30) days following the provision of such Covered Services, submit to OMNI a statement or statements of the Covered Services rendered by the Physician to Plan Members, the Physician's usual and customary charge for such Covered Services and, if applicable to the compensation provisions of the Managed Care Contract, the amount of compensation due. OMNI shall use its reasonable best efforts to pay (provided it has received the applicable payment from the Payor) or require the Payor to pay the compensation due Provider under this Section, less the Managed Care Contracting Fee described in Exhibit A to this Practice Management Services Agreement, within sixty (60) days after the receipt of OMNI or the Payor, as applicable, of a complete and accurate invoice. In the event the Payor fails or refuses to pay, OMNI shall use its reasonable best efforts to assist the Physician in collecting any amounts due from the Payor; provided, however, that OMNI shall not be responsible for payment of any attorney's fees, accounting fees or other fees or costs incurred by the Physician in attempting to collect from the Payor. Notwithstanding the above, the Physician may, in its sole discretion, attempt to collect any amounts due the Physician directly from the Payor. The Physician agrees to accept the compensation provided under this Section, less the Managed Care Contracting Fee, as payment in full for all Covered Services, less any applicable copayments. Any claims received by OMNI sixty (60) days or more after the date of service may be refused for payment by OMNI, in OMNI's sole discretion; provided, however, that OMNI shall not refuse payment if the Physician is attempting to coordinate benefits with another payor in accordance with OMNI's and/or the Payor's policies and procedures and has notified OMNI within at least sixty (60) days after the date of service that the Physician is attempting to coordinate benefits.

          b. Capitated Contracts. For any Covered Services for which the Physician is to be paid on a capitated basis, OMNI shall pay the Physician according to the compensation formula then existing, which formula shall be determined by the Operations Committee and shall take into account the enrollment and eligibility information provided to OMNI by Payors. The Physician shall be subject to any retroactive adjustments as required by the applicable Managed Care Contract. The Physician agrees to provide all services included within and required by the relevant Managed Care Contract. The Physician agrees to accept such capitation payments as payments in full, less the Managed Care Contracting Fee, and except for any applicable Copayments, for all services provided by the Physician. The Physician shall, within thirty (30) days following the end of each calendar month during the Term, submit to OMNI and, if requested by OMNI or required by the applicable Managed Care Contract, to the Payor, encounter data (in a form designated by OMNI) with respect to the Covered Services rendered by the Physician to Plan Members during the immediately preceding calendar month. Failure to submit encounter reports may result in withholding of the Physician's compensation by OMNI and/or the Payor.

     4. Billing by the Physician. The Physician shall bill the Payor through OMNI in a form approved by OMNI and the Payor pursuant to the applicable Managed Care Contract. All such bills shall be submitted to OMNI for processing as required in this Agreement. The Physician may bill a Plan Member for any non-Covered Services which the Physician may provide to a Plan Member provided that, if practicable, the Physician shall obtain a written acknowledgement and acceptance of patient financial responsibility from the Plan Member prior to the time such non-Covered Services are provided (a sample form for Acknowledgement of Disclosure and Acceptance of Patient Financial Responsibility is attached hereto as Exhibit B-i), or, at a minimum, shall obtain verbal acknowledgement and acceptance of financial responsibility from the Plan Member after making such disclosure. The Physician may not under any circumstances surcharge or otherwise bill a Plan Member for any Covered Services except to collect any applicable Copayments provided for under a Payor's healthcare program. All Copayments should, whenever possible, be collected by the Physician at the time Covered Services are rendered, and the Physician shall report to OMNI, upon request, all Copayments received by the Physician hereunder. The Physician shall not maintain any action at law or equity against Plan Members to collect sums owed to the Physician by OMNI or the Payor for Covered Services under this Agreement. Notwithstanding the above, the Physician shall not pursue available legal or other remedies against OMNI unless and to the extent that a Payor has paid OMNI for such Covered Services for a Plan Member and

OMNI has failed to pay the Physician as required by this Agreement for Covered Services provided to that Plan Member.

     5. Directory. The Physician hereby authorizes OMNI and the Payor to list, at a minimum, the name, specialty, address, and telephone number of the Physician in any Payor or OMNI marketing materials to help promote OMNI, the Payor or a Payor healthcare program to potential Plan Members.

     6. Coordination of Benefits. The Physician agrees to cooperate in providing for effective implementation of the provisions of a Payor's healthcare program, Managed Care Contract or OMNI's policies relating to coordination of benefits.

     7. Non-Discrimination. The Physician shall not discriminate in the treatment of Plan Members based on race, color, national origin, ancestry, religion, sex, marital status, sexual orientation, or age. The Physician shall make the Physician's services available to Plan Members in the same manner, in accordance with the same standards, and within the same availability as to non-Plan Members.

     8. Notice of Claims. The Physician shall notify OMNI promptly whenever a Plan Member files a claim or notice of intent to commence legal action alleging professional negligence against the Physician, or if a final judgment is rendered against the Physician in such a legal action.

     9. OMNI and Payor Policies and Procedures; OMNI Committees. The Physician agrees to participate in, cooperate with and comply with all applicable requirements of OMNI and the Payor relating to utilization review, quality assessment, credentialing, Plan Member grievance procedures, and any other policies and procedures adopted by OMNI or the Payor. If the Physician fails to comply with such utilization review requirements, the Physician agrees that compensation otherwise due the Physician hereunder for the services in question may be subject to forfeiture, in whole or in part, directly or by way of offset, according to the policies of OMNI or the Payor. The Physician shall also serve on the Utilization Review and Quality Assessment Committee established by OMNI, without compensation, if requested to do so by OMNI.

     10. Records.

               a. Coordination with Other Providers. OMNI shall use its reasonable best efforts to obligate other Practices with whom OMNI has service agreements to comply with all reasonable requests of the Physician for access to patient records reasonably necessary for the performance of the Physician's duties under this Agreement.

               b. Coordination with Payors. OMNI shall use its best efforts to ensure that its policies and procedures and the Managed Care Contacts establish protocols upon which the Physician may rely with respect to verification of enrollment and eligibility of Plan Members, assignment of Plan Members to primary care physicians (if applicable) and referrals to other healthcare providers.

               c. Plan Member Records. The Physician shall maintain the usual and customary records, in accordance with all applicable federal and state statutory and regulatory requirements, for each Plan Member in the same manner as for other patients of the Physician.

               d. Confidentiality. Except as otherwise required by applicable law or this Agreement, OMNI and the Physician agree to keep confidential, and to take the usual precautions to prevent the unauthorized disclosure of, any and all records required to be prepared or maintained by the Physician hereunder.

     11. Referrals and Coverage. The Physician shall refer Plan Members only to healthcare providers who are under contract with the Plan unless (i) otherwise directed by the Plan Member (in which event the Physician shall obtain from the Plan Member the written acknowledgement required for non-Covered Services; (ii) the medical needs of a Plan Member otherwise require, such as in the event of an emergency, or (iii) otherwise approved or directed in advance by OMNI or the Payor. The Physician shall comply with the referral authorization procedures, as established by the OMNI board of directors, or otherwise under the applicable Managed Care Contract and Plan healthcare program. If the Physician is paid on a capitated basis, the Physician shall not refer Plan Members to itself for the provision of non-primary care services or non-specialty care services, as applicable, unless prior approval is received from OMNI's medical director or his or her designee. Unless other arrangements are made by OMNI, the Physician shall be responsible for responding to emergency needs of Plan Members with respect to Covered Services twenty-four (24) hours per day, seven (7) days per week, including holidays. In the event that the Physician is unable to provide the required Covered Services, the Physician shall arrange with another equivalently licensed or certified OMNI provider to provide the required Covered Services on a locum tenens, on-call or other backup basis. In the event that no other such OMNI provider is available or able to provide the required services, the Physician may arrange with another equally qualified provider to provide coverage during any periods in which the Physician is unavailable if permitted by OMNI or the Payor; provided, however, that such other provider agrees, in writing, to look solely to the Physician for compensation and to be bound by the terms and conditions of this Exhibit, with respect to any Covered Services rendered to Plan Members, including, but not limited to, (i) cooperating fully with OMNI's peer review procedures, (ii) not billing Plan Members for Covered Services other than or any applicable copayments, and (iii) complying with the requirements of all OMNI and Payor policies and procedures including, but not limited to, utilization review and quality assessment procedures.

     12. Effect of Termination on Patients. Termination shall relieve the Physician of his or her obligation to accept new Plan Members. Termination shall not relieve the Physician of his or her obligation to cooperate with OMNI in arranging for the transfer of care of members of healthcare programs sponsored by Payors with whom OMNI has arranged Managed Care Contracts then receiving treatment from the Physician. The Physician shall continue to furnish, and OMNI or the Physician shall continue to pay for, in accordance with the terms of this Agreement, Covered Services rendered to Plan Members under the care of the Physician at the time of termination for a period of ninety (90) days or until the services being rendered and all necessary follow-up care are complete, whichever occurs first, unless the Payor or OMNI makes provision for the assumption of such services by another provider. OMNI shall use its reasonable best efforts to transfer the Plan Member to another practice upon termination of this Agreement. Furthermore, in the event that OMNI or the Physician has executed a Managed Care Contract which requires the continuing provision of services to Plan Members after termination of this Agreement, the Physician agrees to continue to provide services to Plan Members in accordance with such Managed Care Contract.

     13. Access to Books, Records and Papers. OMNI shall have access at reasonable times upon reasonable demand to the books, records and papers of the Physician relating to healthcare services provided to Plan Members. Such access shall include, but is not limited to, allowing review by OMNI's medical director or his or her designee of a random selection of the Physician's office charts relating to Plan Members for purposes of OMNI's peer review, utilization review and quality assessment programs. Such records shall also be accessible to state and federal agencies upon request as required by law and as otherwise set forth in this Agreement. Notwithstanding any termination of this Agreement OMNI and the Payor shall continue to have access to the Physician's records for four years from the date on which the Physician provided the Covered Services referred to in such records.

     The undersigned hereby acknowledge that this Exhibit B constitutes part of the Amended and Restated Practice Management Services Agreement among the Physician, Parent and OMNI.


                                  ORTHOPAEDIC MANAGEMENT NETWORK,
                                  INC.



                                  By:________________________________
                                     Name:
                                     Title:

                                  PHYSICIAN



                                  _________________________________
                                  Name:

                                  Address:

                                  ___________________________________

                                  ___________________________________

                                  ___________________________________


                                  Facsimile:_________________________

                                   EXHIBIT C
                                      to
                    PRACTICE MANAGEMENT SERVICES AGREEMENT

                             Permitted Activities

     1. The Physician may, during the Term and after the termination of this Agreement, provide health care services to patients under third party payor contracts arranged through networks other than OMNI, such as ONZA; provided, however, that the Physician shall not represent nor imply to any such patient that such services are being rendered by or on behalf of OMNI.

     2. The Physician or the medical group through which the Physician practices medicine (for himself or itself only) may, during the Term and after termination of this Agreement, solicit contracts or contract with any third party payor with which OMNI has not as of such time entered into a Managed Care Contract.

     3. The Physician may, during the Term and after termination of this Agreement, solicit and hire physicians to join the Physician in his medical practice.